Exhibit 99.1

Issuer Direct Reports 33% Revenue Growth for Full Year 2012, 65% Gross Margins, and a 124% Increase in Operating Profit

Fourth quarter operating profit increased 262%, as ISDR transitions to cloud based, SaaS, recurring revenue model

MORRISVILLE, NC -- (Marketwire) -- February 28, 2013 -- Issuer Direct Corporation (OTCBB: ISDR), a market leader and innovator of disclosure management solutions and cloud-based compliance technologies, today reported its operating results for the fourth quarter and year ended December 31, 2012. The Company will host an investor conference call at 11:15 a.m. EDT today, to discuss operating results and relevant topics of interest (see details below).

Full Year 2012 Financial Highlights:

●	Revenue increased 33% to $4.3 million

●	Gross profit increased 53% to $2.8 million

●	Gross margins increased to 65% compared to 57% in 2011

●	Operating profit increased 124% to $557,133

●	Operating margins increased to 13% compared to 8% in 2011

●	Non-GAAP net income increased 46% to $830,107

●	Non-GAAP diluted EPS increased 31% to $0.42

●	The Company's cash balance increased 45% to over $1.2 million for the full year ended December 31 2012

Fourth Quarter 2012 Financial Highlights

●	Revenue increased 65% to $1.2 million

●	Gross profit increased 111% to $790,830

●	Gross margins increased to 67%, compared to 52% in 2011

●	Operating profit increased to $244,378

●	Operating margins increased to 21%, compared to -21% in 2011

●	Non-GAAP net income increased 165% to 227,729

●	Non-GAAP diluted EPS increased 120% to $0.11

Brian R. Balbirnie, Chief Executive Officer of Issuer Direct Corporation commented, “We set out at the beginning of 2012 to deliver higher revenues, increased profits, and to increase our overall margins.  We are pleased to report that we achieved all three of these objectives in fiscal 2012”.

Wes Pollard, Chief Financial Officer, stated, “A majority of our 2012 revenue growth came from our compliance and reporting segment, which includes our cloud-based technology platform for XBRL reporting, and overall generates 70% gross margins. We have also considerably increased the number of clients for whom we perform cloud based XBRL reporting, both organically and through the acquisition. As most of our clients are now under annual contracts, we anticipate that revenue from cloud based XBRL reporting will be more recurring in nature in the future.  With this said, we intend to also continue to increase revenue from these cloud solutions through new client acquisition. Our transfer agent segment, which delivers 68% gross margins, grew 41% this year; while our software license revenue, which generates 99% gross margins, increased 119%.”

Business Outlook

Mr. Balbirnie further stated, “In fiscal 2013, we anticipate our disclosure reporting business which includes our cloud based XBRL solutions will continue to account for a significant portion of our growth. Furthermore, we will strive to continue achieving growth from our other revenue streams. We see 2013 as a pivotal year for continued revenue growth, margin improvement and overall profits. Our plan is to focus on both organic growth and also consider acquisitions of complementary businesses that fit our long term business strategy.”

Financial Results

For the quarter ended December 31, 2012, Issuer Direct reported revenue of $1.2 million, compared with $719,096 in the quarter ended December 31, 2011, an increase of 65%. Gross profit for the quarter ended December 31, 2012 increased to $790,830, versus $375,697 in the quarter ended December 31, 2011. Overall gross profit margins increased to 67% of revenue during the fourth quarter of 2012, compared with 52% in the year-earlier quarter.

For the quarter ended December 31, 2012, the Company reported net income of $113,129 or $0.05 per diluted share, compared with a net loss of $(106,241) or $(0.06) per diluted share, in the quarter ended December 31, 2011.

For the year ended December 31, 2012, Issuer Direct reported revenue of $4.3 million compared with $3.2 million in the year ended December 31, 2011, an increase of 33%. Gross profit for the year ended December 31, 2012 increased to $2.8 million, versus $1.8 million in the year ended December 31, 2011. Overall gross profit margins increased to 65% of revenue during 2012, compared with 57% in the previous year.

For the year ended December 31, 2012, the Company reported a 28% improvement in net income, which totaled $305,732, or $0.15 per diluted share, compared with $239,276 or $0.14 per diluted share, in the fourth quarter of 2011.

Non-GAAP results

The Company generated non-GAAP net income for the fourth quarter ended December 31, 2012 of $227,729, or $0.11 per share, compared with non-GAAP net income of $85,997, or $0.05 per share, in the fourth quarter ended December 31, 2011.

The Company generated Non-GAAP net income for the year ended December 31, 2012 of $830,107 or $0.42 per share, compared with non-GAAP net income of $570,683 or $0.32 per share, in the year ended December 31, 2011.

Adjustments from GAAP to non-GAAP during the three- and twelve-month periods ended December 31, 2012 and 2011, respectively, primarily involved the amortization of intangible assets resulting from acquisitions, litigation expenses, and stock-based compensation (see detail in table at end of this release).

Non-GAAP Information
Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company generally excludes certain items such as amortization and impairment of acquired intangibles, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. The Company believes that excluding such items provides investors and management with a representation of the Company's core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company's operating expenditures and continuing operations. Management uses such non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial measures.

RECONCILATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

	Year ended December 31,
	2012		2011
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$305,732	$0.15	$239,276	$0.14
Adjustments:
Amortization of intangible assets (1)	108,500	0.06	24,000	0.01
Stock based compensation (2)	415,875	0.21	101,144	0.06
Former shareholder dispute (3)	-	-	206,263	0.11
Non-GAAP net income:	$830,107	$0.42	$570,683	$0.32

	Quarter ended December 31,
	2012		2011
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$113,129	$0.05	$(106,241)	$(.06)
Adjustments:
Amortization of intangible assets (1)	26,583	0.02	6,833	-
Stock based compensation (2)	88,017	0.04	31,639	0.02
Former shareholder dispute (3)	-	-	153,766	0.09
Non-GAAP net income:	$227,729	$0.11	$85,997	$0.05

(1)	The adjustments represent the amortization of intangible assets related to acquired companies.

(2)	The adjustments represent stock-based compensation expense recognized related to awards of stock options or common stock in exchange for services.

(3)
The adjustments represent legal fees incurred to attempt to resolve a dispute by a former holder of Series A Preferred Stock as disclosed in Note 8 of our financial statements in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.  The dispute has been fully resolved and there have been no expenses incurred related to this dispute during the three-month period or year ended December 31, 2012.

Conference Call Information

To participate in the conference call, please dial 1-877-317-6789 (international callers dial 1-412-317-6789) approximately five minutes prior to 11:15 a.m. Eastern Time (EST). A replay of the conference call will be available one hour after completion of the call until Friday, March 8, 2013, at 5:00 p.m. EST. To access the replay, dial 1-877-344-7529 (international callers dial 1-412-317-0088) and enter the conference I.D. # 10025436.

About Issuer Direct Corporation: Issuer Direct Corporation ("IDC") is a market leader and innovator of disclosure management solutions and cloud-based compliance technologies. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print. The Issuer Direct logo is available here.

Learn more about Issuer Direct today:

http://ir.issuerdirect.com/tearsheet/html/isdr

Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND 2011

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,250,643	$862,386
Accounts receivable (net of allowance for doubtful accounts of $117,030 and $125,987, respectively)	544,684	361,191
Deferred project costs	-	76,106
Deferred income tax asset – current	49,000	135,000
Other current assets	38,710	35,093
Total current assets	1,883,037	1,469,776
Furniture, equipment and improvements, net	55,611	66,611
Deferred income tax asset – noncurrent	159,000	64,000
Other long-term assets	12,069	22,074
Intangible assets (net of accumulated amortization of $187,666 and $79,166, respectively)	431,529	109,029
Total assets	$2,541,246	$1,731,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,886	$103,566
Accrued expenses	37,347	39,324
Income taxes payable	226,406
Accrued litigation	-	130,000
Deferred revenue	112,906	177,708
Line of credit	150,000	-
Total current liabilities	589,545	450,598
Other long-term liabilities	105,554	69,287
Total liabilities	695,099	519,885
Stockholders' equity:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, no shares issued and outstanding as of December 31, 2012 and 2011.	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 1,937,329 and 1,752,175 shares issued and outstanding as of December 31, 2012 and 2011, respectively	1,937	1,752
Additional paid-in capital	2,070,369	1,741,744
Accumulated deficit	(226,159)	(531,891)
Total stockholders' equity	1,846,147	1,211,605
Total liabilities and stockholders’ equity	$2,541,246	$1,731,490

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Revenues	$1,185,022	$719,096	$4,305,566	$3,228,099
Cost of services	394,192	343,399	1,501,158	1,391,967
Gross profit	790,830	375,697	2,804,408	1,836,132
Operating costs and expenses:
General and administrative	318,517	193,758	1,309,166	965,159
Sales and marketing	193,606	163,986	799,760	361,641
Litigation	-	153,766	-	206,263
Depreciation and amortization	34,329	14,804	138,349	54,704
Total operating costs and expenses	546,452	526,314	2,247,275	1,587,767
Net operating income	244,378	(150,617)	557,133	248,365
Other income (expense):
Interest income (expense), net	(3,749)	6,164	(401)	12,711
Total other income (expense)	(3,749)	6,164	(401)	12,711
Net income before taxes	240,629	(144,453)	556,732	261,076
Income tax expense	(127,500)	38,212	(251,000)	(21,800)
Net income	$113,129	$(106,241)	$305,732	$239,276
Income per share - basic	$0.06	$(0.06)	$0.16	$0.14
Income per share - fully diluted	$0.05	$(0.06)	$0.15	$0.14

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$305,732	$239,276
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	65,327	121,949
Depreciation and amortization	138,349	54,704
Deferred income taxes	(9,000)	21,800
Excess tax benefit from share based compensation	(11,000)	-
Stock-based expenses	415,875	101,144
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(248,820)	(307,804)
Decrease (increase) in deferred project costs and other assets	72,494	(101,116)
Increase (decrease) in accounts payable	(40,680)	37,996
Increase (decrease) in deferred revenue	(64,802)	126,326
Increase (decrease) in accrued expenses	130,696	183,883
Net cash provided by operating activities	754,171	478,158

Cash flows from investing activities
Purchase of intangible assets	(281,000)	(40,000)
Purchase of furniture, equipment, and improvements	(18,849)	(43,940)
Net cash used by investing activities	(299,849)	(83,940)

Cash flows from financing activities
Repurchase of common stock	-	(36,545)
Proceeds from exercise of stock options, net of taxes	43,525	-
Payment of dividend	(270,590)	-
Excess tax benefit from share based compensation	11,000	-
Advance from line of credit	275,000	-
Repayment on line of credit	(125,000)	-
Net cash used by financing activities	(66,065)	(36,545)

Net change in cash	388,257	357,673
Cash – beginning	862,386	504,713
Cash – ending	$1,250,643	$862,386

Supplemental disclosures:
Cash paid for interest	$12,034	$28
Cash paid for income taxes	$22,594	$—

Contact:

For Further Information
Issuer Direct Corporation
Brian R. Balbirnie
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com